UNITED STATES

SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) ofthe Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)June 16, 2016

Bar Harbor Bankshares (Exact name of Registrant as specified in its Charter)

Maine	001-13349	01-0393663
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

PO Box 400 82 Main Street Bar Harbor, Maine (Address of principal executive offices)	04609-0400(Zip Code)

Registrant’s telephone number, including area code: (207) 288-3314

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June16, 2016, Gerry Shencavitz notified Bar Harbor Bankshares (the “Company”) that he will retire as Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective as of August 15, 2016.  Bradford Kopp has agreed to serve as Interim Chief Financial Officer of the Company, effective as of August 15, 2016, while the Company conducts a search for a long-term replacement.

Mr. Kopp, age 64, has been an independent advisor in the financial services industry since 2012. Previously, Mr. Kopp has held several executive officer positions at large financial institutions including serving from 2010 to 2012 as President and Chief Executive Officer at Bank of N.T. Butterfield and Son Limited. Mr. Kopp also served from 2007 to 2009 as Head of Strategy and Corporate Development at RBS America, and previously served as Group Executive Vice President, Chief Financial Officer and Head of Strategy at Citizens Financial Group, Inc. Mr. Kopp received his undergraduate degree from Harvard College and his MBA from Harvard Business School. Mr. Kopp currently serves as a member of the boards of directors of TGR Financial, Inc. and Radius Bancorp, Inc.  He previously served on the boards of Bank of N.T. Butterfield and Son Limited, Cooley Group, Providence Mutual Fire Insurance Company, FNBNY Bancorp, Inc. and Blue Cross Blue Shield of Rhode Island.

The Company has entered into a Consulting Agreement (the “Agreement”), effective as of August 15, 2016, with Mr. Kopp regarding the terms and conditions of his engagement. Mr. Kopp will be paid $40,000 per month for his services. Mr. Kopp will not participate in any of the Company’s employee benefit plans.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Consulting Agreement, dated as of June 16, 2016 and effective as of August 15, 2016, between the Company and Bradford Kopp.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Bar Harbor Bankshares

Date: June 16, 2016	By: /s/ Marsha C. Sawyer
Marsha C. Sawyer
Corporate Clerk

Exhibit Index

ExhibitNumber	Description

10.1	Consulting Agreement, dated as of June 16, 2016 and effective as of August 15, 2016, between the Company and Bradford Kopp.